THL Credit Senior Loan Fund - 12/31/15 Form N-SAR

Exhibit 77 Q(2)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended and Section 30(h) of the Investment Company Act 1940, as amended require each Fund's directors and executive officers, certain persons affiliated with THL Credit Senior Loan Fund ("TSLF") and persons who beneficially own more than 10% of a registered class of each Fund's securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange and to furnish each Fund with copies of such forms they file.

Based solely upon its review of the copies of such forms received by it and written representations from certain of such persons, TSLF believes that during 2015 all transactions required to be reported were reported in a timely manner, except for one Form 4 that was filed timely by James Fellows but which listed an incorrect number of shares purchased. An amended Form 4 was subsequently filed, after the initial required filing deadline, to accurately reflect the correct amount of shares purchased.